Exhibit 99.2

MAX RE CAPITAL LTD. IS NOW MAX CAPITAL GROUP LTD.

– New Name Reflects Max’s Strategic Evolution from Reinsurance to Balanced Mix of Specialty Insurance and Reinsurance Products –

– Company Also Has a New Ticker Symbol, MXGL –

HAMILTON, BERMUDA, May 4, 2007 – Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) today announced that, having received the necessary shareholder approval earlier today at the Company’s 2007 Annual General Meeting of Shareholders, the Company has changed its name from Max Re Capital Ltd. to Max Capital Group Ltd.

Effective Monday, May 7th, the Company’s stock will trade under a new ticker symbol—MXGL on the Nasdaq Global Select Market and MXGL BH on the Bermuda Stock Exchange.

As indicated in March when the Company first announced its intention to change its name, the new name reflects the Company’s strategic evolution from its initial focus on reinsurance when it commenced operations more than seven years ago to a balanced mix of specialty insurance and reinsurance products today.

The Company’s Bermuda-based operating company, previously known as Max Re Ltd., has also changed its name and will now be known as Max Bermuda Ltd.

W. Marston Becker, Chairman and Chief Executive Officer of Max Capital Group Ltd., said: “We are pleased to have received shareholder approval to adopt a new name that reflects the evolution of our business strategy. Since inception in 1999, Max has evolved strategically from a reinsurer offering a combination of life reinsurance and structured reinsurance products, to a company whose product mix is diversified among specialty primary insurance and reinsurance offerings, and between property and casualty liability exposures. Our new name reflects that strategic evolution,” Mr. Becker said.

As of May 7th, the Company will adopt a new Web address reflecting its new name: www.maxcapgroup.com. The Web address for the Company’s Bermuda-based operating unit will be www.maxbermuda.com; and the Web address for its Dublin-based operating units will be www.maxeu.com. The Web address for Max Specialty Insurance Company, Max’s excess and surplus lines company, remains www.maxspecialty.com.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release may include statements about future expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of the Company’s Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused the Company to restate its audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, 2006 and June 30, 2006, may differ, perhaps materially, and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees	Roy Winnick
Executive Vice President	Kekst and Company
jimt@maxre.bm	roy-winnick@kekst.com
1-441-296-8800	1-212-521-4842